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                                                                    EXHIBIT 99.4


                       ACTION BY UNANIMOUS WRITTEN CONSENT
                        OF THE EXECUTIVE COMMITTEE OF THE
                              BOARD OF DIRECTORS OF
                                 GENENTECH, INC.

        We, the undersigned, representing all of the members of the Executive Committee of the Board of Directors of Genentech, Inc. (the "Company"), do hereby consent to, approve and adopt by unanimous written consent the actions and resolutions set forth on Exhibit A and Exhibit B to this Action, in lieu of a meeting pursuant to Section 141(f) of the Delaware General Corporation Law. This Action may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.


                                                       Date: June 9, 1999


       /s/ HERBERT W. BOYER
-------------------------------------
Herbert W. Boyer



       /s/ FRANZ B. HUMER
-------------------------------------
Franz B. Humer



       /s/ ARTHUR D. LEVINSON
-------------------------------------
Arthur D. Levinson



       /s/ J. RICHARD MONROE
-------------------------------------
J. Richard Monroe

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                                                                       EXHIBIT B


                                 GENENTECH, INC.
                               RESOLUTIONS OF THE
                  EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS
                        RELATING TO EMPLOYEE COMPENSATION


        WHEREAS, Roche Holdings, Inc. ("ROCHE") has the right to require the redemption (the "REDEMPTION") by the Company of its callable putable common stock, par value $0.02 per share (the "SPECIAL COMMON STOCK"), pursuant to the certificate of incorporation of the Company (the "CERTIFICATE OF
INCORPORATION"), and

         WHEREAS, this Committee is authorized to exercise all the powers and authority of the Board to the fullest extent permitted by Section 141(c)(2) of the General Corporation Law of the State of Delaware, including without limitation the powers to administer and interpret the terms of the Company's 1984 Non-Qualified Stock Option Plan, as amended and restated (the "1984 NON-ISO PLAN"), the 1984 Incentive Stock Option Plan, as amended and restated (the "1984 ISO PLAN" and together with the 1984 Non-ISO Plan, the "1984 PLANS"), the 1990 Stock Option/Stock Incentive Plan, as amended (the "1990 PLAN"), the 1994 Stock Option Plan, as amended (the "1994 PLAN"), the 1996 Stock Option/Stock Incentive Plan (the "1996 PLAN" and together with the 1984 Plans, the 1990 Plan and the 1994 Plan, the "STOCK OPTION PLANS") and the Deferred Compensation Plan (the "DC PLAN");

        NOW THEREFORE, this Committee adopts the following resolutions, each conditioned upon the delivery by Roche to the Company of notice of its exercise of its right to require the Redemption:

        RESOLVED, that (i) all options granted under the 1984 Plans and 1990 Plan outstanding on the date of redemption (the "REDEMPTION DATE"), whether or not vested and (ii) all options granted under the 1994 Plan outstanding on the Redemption Date that are not vested on the Redemption Date will be canceled on the Redemption Date and, within three business days thereof, the Company will pay to the holder of each such option in cash an amount equal to the product of
(A) $82.50 minus the exercise price per share under such option and (B) the number of shares of Special Common Stock subject to such option. Notwithstanding the foregoing, in the discretion of the Board of Directors or the Compensation Committee or this Committee, certain options granted under the 1990 Plan and 1994 Plan to employees of the Company hired during the period between January 1, 1997 and the date hereof that are outstanding but are not vested on the Redemption Date may be converted into options to purchase shares of common stock, par value $0.02 per share, of the Company ("COMMON STOCK"), exercisable for the same number of shares and at the same exercise price as the options prior to such conversion.

        RESOLVED, that all options granted under the 1994 Plan and the 1996 Plan to employees as of the Redemption Date and that are vested and outstanding as of the Redemption Date ("CONVERTING OPTIONS") will be converted, as of such date, into options ("CONVERTED OPTIONS") to purchase shares of Common Stock, provided that the holder of such option has not


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elected prior to the Redemption Date to receive cash in exchange for the cancellation of such option pursuant to a "cashless" exercise or otherwise. Each Converted Option will entitle the holder to purchase a number of shares of Common Stock equal to the number of shares of Special Common Stock that the holder was entitled to purchase under the applicable Converting Option, at the same exercise price per share as applied under such applicable Converting Option (subject, in each case, to adjustment as appropriate to reflect any changes in the capitalization of the Company in connection with or following the Redemption). Each Converted Option will otherwise be subject to the same terms and conditions as applied to the applicable Converting Option.

        RESOLVED, that all options granted under the 1996 Plan that are not vested as of the Redemption Date ("CANCELED OPTIONS") will be canceled as of such date. Upon a subsequent public offering by the Company or its shareholder of Common Stock, the former holder of each Canceled Option who remains an employee of the Company will receive a new option (a "REPLACEMENT OPTION") which will vest over a three-year period and shall entitle the holder to purchase shares of Common Stock at a per share exercise price equal to the offering price per share of Common Stock under the initial public offering. The number of shares of Common Stock for which each Replacement Option may be exercised shall be 1.33 times the number of shares covered by the applicable Canceled Option, subject to any adjustments necessary to reflect any capital contributions by Roche. Notwithstanding the foregoing, the Board or the Executive Committee or the Compensation Committee may, in its discretion, provide for alternative treatment of certain of the unvested options under the 1996 Plan.

        RESOLVED, that the Authorized Officers are hereby authorized and directed to restrict the exercisability of any outstanding option under the Stock Option Plans prior to and including the Redemption Date, to the extent requested by Roche as necessary to facilitate the orderly consummation of the Redemption. Such restrictions will not apply to "cashless" exercises not involving the issuance by the Company of additional shares of Special Common Stock.

        RESOLVED, that the DC Plan is hereby canceled and terminated and shall be considered to be of no force or effect.

        RESOLVED, that in lieu of issuing Special Common Stock to an optionholder upon the exercise of an option prior to the Redemption Date, the Company may permit a "cashless" exercise by paying an optionholder, in consideration for the relinquishment of his or her vested option, an amount equal to the product of (A) $82.50 minus the exercise price per share under such option and (B) the number of shares of Special Common Stock subject to such option.

        RESOLVED, that the AUTHORIZED OFFICERS of the Company, for purposes of the foregoing resolutions, shall be the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Senior Vice President, and any Vice President. The Authorized Officers are, and each of them is, authorized to make such amendments and modifications to the forms of plans, contracts and other arrangements adopted or authorized herein as in his, her or their sole discretion are deemed necessary or desirable, appropriate and consistent with the intent of the foregoing resolutions.